United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

                      June 12, 2018
Date of Report (Date of earliest event reported)

International Seaways, Inc.
(Exact Name of Registrant as Specified in Charter)

            1-37836-1
Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor
           New York, New York  10016

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 14, 2018 (the "Closing Date"), International Seaways, Inc. (the "Company") completed its previously announced purchase of the outstanding shares of Gener8 Maritime Subsidiary VII, Inc. ("Holdco"), a corporation incorporated under the laws of the Marshalls Islands and the sole member of six limited liability companies each of which holds title to a VLCC tanker (collectively, the "Vessels") (such purchase, the "Transaction"). The Transaction was completed pursuant to the terms of the previously announced Stock Purchase and Sale Agreement (the "SPA") dated as of April 18, 2018, by and among Seaways Holding Corporation (the "Purchaser"), a corporation incorporated under the laws of the Marshall Islands and a wholly-owned subsidiary of the Company, Euronav NV ("Euronav"), a corporation incorporated and existing under the laws of the Kingdom of Belgium, and Euronav MI II Inc. (the seller of Holdco) (as successor to Euronav MI Inc.), a corporation incorporated under the laws of the Marshall Islands and a wholly-owned subsidiary of Euronav. This acquisition did not constitute the acquisition of a business, and will be accounted for as an asset acquisition. The purchase price for the Transaction was $434 million, inclusive of assumed debt secured by the Vessels. On the Closing Date, the Company paid to Euronav cash consideration of approximately $120 million, with the difference reflecting assumed debt and accrued interest thereon through the Closing Date. The amount paid to Euronav is subject to a final true-up, which is expected to be determined and paid in the third quarter of 2018.
 In connection with the Transaction and in order to finance portions of the consideration in connection therewith, and for other general corporate purposes, as applicable, the Company completed the following transactions since January 1, 2018: (i) sale of six of its vessels comprising one VLCC tanker, one Aframax tanker, and four MR tankers (one of which the Company agreed to sell in 2017), (ii) entry into sale-leaseback transactions in respect of two Aframax tankers in the first quarter of 2018, (iii) refinancing of two of its joint ventures – TI Africa Limited and TI Asia Limited (each, an "FSO JV") – in April 2018, as previously disclosed, (iv) sale of $25 million of its 8.50% notes (the "8.50% Notes") in an SEC-registered offering in May 2018 (the "Public Offering"), as previously disclosed, (v) sale of $30 million of its 10.75% subordinated step-up notes due 2023 (the "10.75% Subordinated Notes") in a private placement to certain funds and accounts managed by BlackRock, Inc. ("BlackRock") on June 13, 2018 (the "Private Placement"), (vi) entry into a credit agreement, secured by the Seaways Raffles, a VLCC tanker, and dated as of June 7, 2018, by and among Seaways Shipping Corporation, a Marshall Islands corporation and wholly-owned subsidiary of the Company, the Company (as a guarantor), certain other guarantors which are subsidiaries of the Company, lenders named therein and ABN AMRO Capital USA LLC as lead arranger and facility agent (the "ABN Facility"), and the related drawdown thereunder on June 12, 2018; (vii) entry into a second amendment (the "Term Loan B Second Amendment") of the Credit Agreement dated as of June 22, 2017 (as amended by that certain First Amendment to Credit Agreement dated as of July 24, 2017 and by the Term Loan B Second Amendment, the "Term Loan B Facility"), by and among the Company, International Seaways Operating Corporation ("ISOC"), OIN Delaware LLC, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent for the Lenders and as collateral agent and mortgage trustee for the Secured Parties, Skandinaviska Enskilda Banken AB (publ), as swingline lender with effect as of the Closing Date; and (viii) the assumption of outstanding debt under the Sinosure Facility (as defined below) with effect as of the Closing Date. In addition, the Company has, as previously disclosed, contracted to sell an additional vessel, the Seaways Laura Lynn, to Euronav in late June 2018 for approximately $32.5 million (before expenses).
Seaways Raffles Financing
On June 7, 2018, the Company entered into the ABN Facility.  Subsequently on June 12, 2018, the Company borrowed approximately $28.5 million, secured by the Seaways Raffles vessel. The ABN Facility bears interest at LIBOR plus a margin of 3.25% and is repayable in 20 quarterly installments of approximately $870,000 with a final maturity in 2023. Additionally, the ABN Facility includes certain financial covenants and is guaranteed by the Company. The Company's guarantee is unsecured. The Company used the proceeds from the ABN Facility to fund a portion of the Transaction.
Term Loan B Amendment
On June 14, 2018, the Company entered into the Term Loan B Second Amendment. The Term Loan B Second Amendment (i) increased the interest rate margin from 4.50% per annum to 5.00% per annum for loans determined by the Alternate Base Rate (as defined in the Term Loan B Facility) and from 5.50% per annum to 6.00% per annum for any loan determined by reference to the Adjusted LIBOR Rate and (ii) allowed a dividend of $110 million to be made from the Company's joint venture to the Company without incorporating such funds into the cash sweep provisions of the Term Loan B Facility, (iii) permitted the acquisition of Holdco and its subsidiaries as Unrestricted Subsidiaries and permitted those entities and their assets to be subject to the Sinosure Facility and be subject to its liens and permitted the funding of the certain liquidity and other accounts in connection with that acquisition and (iv) made certain other amendments to covenants under the Term Loan B Facility. As a condition to the effectiveness of the Term Loan B Amendment, the Company prepaid $60 million of the amount outstanding under the facility together with a premium equal to 1% of the $60 million prepayment and paid a fee to the lenders of 1% of the Term Loan B Facility debt outstanding after that repayment.
Sinosure Facility
As part of the Transaction, the Company acceded as a guarantor to that certain China Export & Credit Insurance Corporation ("Sinosure") facility agreement originally dated November 30, 2015, as supplemented by a supplemental agreement dated December 28, 2015, as amended and restated by an amending and restating deed dated June 29, 2016, as supplemented by a supplemental agreement dated November 8, 2017, as supplemented by a consent, supplemental and amendment letter, dated April 2, 2018 (the facility agreement as of such date, the "Original Sinosure Facility") and as amended and restated by an amending and restating agreement dated June 13, 2018 (the "2018 Amending and Restating Agreement"), by and among Holdco, the Purchaser, the Company, Citibank, N.A. (London Branch), The Export-Import Bank of China and Bank of China (New York Branch) (and its successors and assigns) and certain other parties thereto (the "Sinosure Facility"). The Sinosure Facility is a term loan facility comprised of six loans, each secured by one of the Vessels. As of the Closing Date, it had a principal amount outstanding of approximately $311 million and bears interest at a rate of LIBOR plus a margin of 2%. Each loan under the Sinosure Facility requires quarterly amortization payments of 1 2/3% (based on the original outstanding amount of each Vessel loan) together with a balloon repayment payable on the termination date of each loan. Each of the loans under the Sinosure Facility will mature 144 months after its initial utilization date. Additionally, the Sinosure Facility contains certain financial covenants. The 2018 Amending and Restating Agreement effects certain amendments to the Original Sinosure Facility as agreed between the parties thereto and necessitated by the Transaction. The Sinosure Facility is guaranteed by the Company and the Purchaser.
Private Placement
On June 13, 2018, the Company completed the Private Placement to certain funds and accounts managed by BlackRock. The 10.75% Subordinated Notes are unsecured and rank junior to the 8.5% Notes, the Company's guarantees of the Term Loan B Facility, the ABN Facility and Sinosure Facility and other unsubordinated indebtedness of the Company. The Private Placement resulted in aggregate proceeds to the Company of approximately $29.1 million, after deducting fees paid to the purchasers of those notes and gross of other expenses. The Company used the net proceeds from the Private Placement, together with the net proceeds from the Public Offering, to fund a portion of the Transactions and the offer to prepay a portion of the obligation of ISOC under the Term Loan B Facility.
The 10.75% Subordinated Notes were issued under an indenture dated as of June 13, 2018 (the "Indenture"), between the Company and GLAS Trust Company LLC, as trustee (the "Trustee").
The 10.75% Subordinated Notes bear interest from June 13, 2018 at an annual rate of 10.75%; provided that the 10.75% Subordinated Notes shall bear interest at the rate of 13.00% per annum beginning on the earlier of (i) December 15, 2020 and (ii) if the Refinance Date (as defined below) has occurred, the later of the Refinance Date and June 15, 2020. Interest on the 10.75% Subordinated Notes is payable quarterly in arrears on the 15th day of March, June, September and December of each year, commencing on September 15, 2018.
The stated maturity date of the 10.75% Subordinated Notes is June 15, 2023; provided that in certain circumstances after the indebtedness outstanding under the Term Loan B Facility (as amended by the Term Loan B Second Amendment) ceases to be outstanding (such date, the "Refinance Date"), the stated maturity of the 10.75% Subordinated Notes will become June 15, 2022. The 10.75% Subordinated Notes may be redeemed, in whole or in part, at any time prior to June 15, 2020, at a redemption price equal to 100% of the aggregate principal amount of the 10.75% Subordinated Notes being redeemed, plus accrued and unpaid interest to, but not including, the date of redemption, plus a "make-whole" premium.   On or after June 15, 2020, the Subordinated Notes may be redeemed at par, plus accrued and unpaid interest.
 The Indenture contains covenants restricting the ability of the Company and its subsidiaries to incur additional indebtedness, sell assets, incur liens, amend the Term Loan B Facility, enter into sale and leaseback transactions and enter into certain extraordinary transactions. In addition, it prohibits the Company from paying any dividends unless certain financial and other conditions are satisfied. The Indenture also contains events of default consistent with those under the Term Loan B Facility.
The 10.75% Subordinated Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 2.02 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC.
(Registrant)

Date: June 15, 2018	By	/s/James D. Small III
		Name:	James D. Small III
		Title:	Chief Administrative Officer, Senior Vice President, Secretary and General Counsel